EXHIBIT 99.6

                                    QUESTIONS

                                       and

                                     ANSWERS



                                     VISION
                                  BANCORP, INC.




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Facts About the Conversion

         The Boards of Directors of Dearborn Savings Association ("Dearborn", or the "Association"), Dearborn Mutual Holding Company (the "MHC") and Vision Bancorp, Inc. (the "Company") have adopted a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan of Conversion"), pursuant to which the MHC and Dearborn will reorganize from the mutual holding company structure to the stock holding company structure (the "Conversion").

         This brochure answers some of the most frequently asked questions about the Conversion into the stock holding company structure and about your opportunity to invest in Vision Bancorp, Inc., the proposed stock holding company for Dearborn.

         Investment in the stock involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus, including the section entitled "Risk Factors."


Why are the MHC and Dearborn converting to the stock holding company structure?

         The stock holding company structure is a more common form of ownership than the mutual holding company structure and offers the ability to diversify the Company's and the Bank's business activities. The Conversion will increase the capital base of the Bank and the number of outstanding shares, which will increase the likelihood of the development of an active and liquid market for its common stock.


Will the Conversion affect any of my deposit accounts or loans?

         No. The Conversion will have no effect on the balance or terms of any deposit or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit.

Who is eligible to purchase stock in the subscription and community offerings?

         Depositors and borrowers of Dearborn as of certain dates, Dearborn's Employee Stock Ownership Plan, Dearborn's public stockholders and members of the general public.


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How many shares of stock are being offered in the Subscription and Community
Offerings and at what price?

         Vision Bancorp, Inc. is offering up to XXXXXX shares of Common Stock at a price of $10.00 per share through the Prospectus. Under certain circumstances the Company may sell up to XXXXX shares.


I am an existing stockholder. How will my stock be treated?

         The Plan of Conversion ensures that existing shareholders of the Bank will own the same aggregate percentage of the Company's common stock as they previously owned of the Bank. Shares of common stock of the Bank will be converted into shares of the common stock of the Company pursuant to an Exchange Ratio. Depending upon the number of shares sold in the Offering, the Exchange Ratio will range from approximately XXXXX to XXXXX exchange shares of Company Common Stock for each share of Bank Common Stock.


How much stock may I buy?

         The minimum order is 25 shares ($250). The maximum purchase for any person, including associates or persons acting in concert with such person, is $xxxxx (xxxxxx shares), including any exchange shares to which such person may be entitled as a shareholder of the Bank.


Do members have to buy stock?

         No. However, the Conversion will allow Dearborn's depositors and borrowers an opportunity to buy stock and become stockholders of the Company.


How do I order stock?

         You must complete the enclosed Stock Order Form and Certification Form and return them so that they are received by Dearborn with payment by 5:00 p.m., Eastern Time, on XXXXX 1996.


How may I pay for my shares of stock?

         First, you may pay for stock by check, cash or money order. Cash payments must be tendered in person at any branch of Dearborn where a bank check will be issued. Interest will be paid by Dearborn on these funds at the passbook rate, from the day the funds are received until the completion or termination of the Conversion.


         Second, you may authorize us to withdraw funds from your Dearborn savings account or certificate of deposit for the amount of funds you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the Conversion, although you will continue to earn interest on the balance. Dearborn will waive any early withdrawal penalties from certificate accounts.

         Third, you may use funds from an account with checking privileges by simply writing a check.


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Must I pay a commission?

         No. You will not be charged a commission or fee on the purchase of shares in the Conversion.


Can I purchase shares using funds in my Commonwealth IRA account?

         Yes, however, federal regulations do not permit the direct purchase of conversion stock from your existing Commonwealth IRA account. Purchasing shares of stock through the offering using IRA funds requires the use of a self-directed IRA account. To accommodate our depositors, we have made arrangements with an outside trustee to allow such purchases through a trustee-to-trustee transfer. Please note that self-directed IRA accounts held at brokerage houses or other outside custodians may incur initial and/or annual fees. Please call our Stock Information Center as soon as possible for additional information if you are interested in purchasing shares with IRA funds.


Will the stock be insured?

         No. Like any other common stock, the Company's stock will not be insured by the Federal Deposit Insurance Corporation or any other government agency.


Will dividends be paid on the stock?

         The Board of Directors of the Company intends to declare cash dividends on the common stock at an initial quarterly rate equal to $XXX per share divided by the exchange ratio, commencing with the first full quarter following consummation of the Conversion and Reorganization. Based upon the valuation price range and related exchange ratios, the resulting initial quarterly dividend rate would range from $0.xxx to $0.xxx per share. There can be no assurance that dividends will in fact be paid on the common stock or that, if paid, such dividends will not be reduced or eliminated in the future.


How will the stock be traded?

         Vision Bancorp, Inc. has applied to have the common stock quoted on the Nasdaq National Stock Market under the symbol "VIBA." While the Bank's common stock currently trades on Nasdaq, and it is expected that the Company's common stock will be more liquid, there can be no assurances given that an active and liquid market will develop or that the common stock will trade at or above the purchase price in the offering.

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Should I vote my proxy?

         The Conversion will produce a fundamental change in the Mutual Holding Company's corporate structure. The Boards of Directors of the MHC and of Dearborn unanimously recommend that members of the MHC and stockholders of Dearborn vote FOR the Plan of Conversion. Because we need a majority affirmative vote, it is very important that you vote. Members of the MHC who do not vote will have the same effect as a vote against the Plan of Conversion.


May I vote in person at the special meetings?

         Yes, but we would still like you to sign and mail your proxy today. If you then attend either the members or stockholders meeting, you may still chose to vote in person at the meeting by revoking your previously executed proxy.

FOR ADDITIONAL INFORMATION, YOU MAY CALL OUR STOCK INFORMATION CENTER AT
(812) XXX-XXXX,
XXX a.m. and XXX p.m., Eastern Time,
Monday through Friday.

The shares of common stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. Complete details of the Conversion, including reasons for the Conversion, can be found in the Prospectus and Proxy Materials. We ask that you read them carefully.